Exhibit 5

Maggi Bixler Managing Counsel	Legal Department MAC D1130-161 Two Wells Fargo Center 301 S. Tryon Street, Floor 16 Charlotte, NC 28202 Work: 704-410-7025

October 21, 2021

Board of Directors
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

In connection with the proposed registration by Wells Fargo & Company, a Delaware corporation (the “Company” or “Wells Fargo”), under the Securities Act of 1933, as amended, of 6,000,000 shares of common stock, par value $1-2/3 per share (the “Shares”) that may be issued by the Company under the Wells Fargo & Company Stock Purchase Plan (the “Plan”), I have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to the Shares (the “Registration Statement”), and have reviewed such matters of law as I have deemed necessary for this opinion. I advise you that in my opinion:

1 2.
Wells Fargo is a corporation duly organized and existing under the laws of the state of Delaware.

The Shares, when issued in accordance with the terms of the Plan, will be legally and validly issued and fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Maggi Bixler
Maggi Bixler
Senior Vice President and Managing Counsel